Exhibit (h)(1)(ix)

June 1, 2010

State Street Bank and Trust Company

Attn: Transfer Agent

200 Clarendon Street

16th Floor

Boston, MA 02116

Re:	Fund of Funds Procedures

Ladies and Gentlemen:

Pursuant to the Transfer Agency and Service Agreement, dated August 1, 1991, by and among GMO Trust (the “Trust”), on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended (the “Agreement”), State Street Bank and Trust Company (“State Street”) serves as transfer agent, dividend disbursing agent and agent for certain other activities for the Trust. The purpose of this letter is to instruct State Street to follow the procedures set forth below (the “Procedures”) so that certain conditions set forth by the staff of the Securities and Exchange Commission in a line of “no action” letters1 may be met in connection with the investment by certain series of the Trust (each, a “Fund of Funds”) in shares issued by other series of the Trust (each, an “Underlying Fund”), and which shares are maintained in the name of the relevant Fund of Funds in the book-entry system of State Street pursuant to the Agreement.

Procedures

1. Upon ceasing to act as transfer agent for the Trust, State Street will deliver all shares of Underlying Funds owned by each Fund of Funds to the successor transfer agent, clearing agency, custodian, or safekeeper designated by the Trust.

2. In its capacity as transfer agent for each Underlying Fund, State Street will maintain a segregated account, that is, an account of record on State Street’s shareholder record keeping system, representing only shares held for each Fund of Funds.

[1]	See, e.g., Franklin Investors Securities Trust (pub. avail. September 24, 1992).

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3. With respect to each Fund of Fund’s investments in shares of an Underlying Fund, State Street will send to the address of record for each Fund of Funds copies of all confirmations of any purchases, redemptions, or other transfers to or from the segregated account of the Fund of Funds.

4. Upon the reasonable request of GMO or the Trust, State Street will send to the Trust a copy of State Street’s most recent SAS 70 report (or equivalent assurance report) regarding State Street’s transfer agency system of internal accounting control and such other documentation on State Street’s system of internal accounting control as may be mutually agreed between State Street and GMO or the Trust.

5. Transaction orders submitted to State Street by GMO on behalf of any Fund of Funds in accordance with the Agreement and the following procedures will constitute valid, authorized, and appropriate instructions under the Agreement, upon which State Street may rely:

(a)	Each business day, GMO shall aggregate all orders received by GMO Shareholder Services (“SHS”) in “good order” in accordance with the relevant Fund of Funds’ prospectus.

(b)	A SHS representative previously identified by GMO to State Street in accordance with the Agreement as an “authorized person” of the Trust shall transmit an electronic file or fax containing all such orders.

(c)	Each business day, State Street shall confirm to GMO in writing receipt of the file containing the orders and that the file is readable and complete.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

*  *  *  *

The signature of a duly authorized officer of State Street at the end of this letter will constitute State Street’s acknowledgement that GMO provided the Procedures to State Street for State Street’s review and State Street’s willingness to treat the Procedures as mutually agreed upon procedures under the Agreement. These Procedures may be amended by the parties from time to time in a writing signed by both parties. The parties also agree that in the event any

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clause of the Agreement contradicts any provision of this letter, the provisions of the Agreement shall control.

This letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely, GMO TRUST

By:	/s/ Jason Harrison
Name:	Jason Harrison
Title:	Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ J.B. Kittredge
Name:	J.B. Kittredge
Title:	General Counsel

The foregoing is hereby accepted and agreed to as of the date written below. STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joshua Lovell
Name:	Joshua Lovell
Title:	Senior Vice President

Date:	June 9, 2010